Exhibit 10.17

March 5, 2012

Mr. Paul A. Davis

Dear Paul:

I am very pleased to offer you the position of Senior Vice President – Business Development, reporting to me. This letter will address the components of your employment offer.

Base Salary

Your starting base salary will be $23,333.34 per month ($280,000.00 annualized) paid to you on a bi-weekly basis.

Annual Bonus Program

Effective with your first day of full-time, regular employment you will be eligible to participate in the Company’s annual bonus program with a potential bonus target of up to 100% of your base annual salary. Awards under the program, subject to the approval of the Board of Directors, are based on company, business unit and individual performance and are discretionary in nature. Your bonus will be pro-rated in your first year of employment.

2010 Long-Term Incentive Plan

You will be eligible to participate in the Company’s 2010 Long-Term Incentive Plan with a target award equivalent to 100% of your base annual salary. The timing and number of awards are determined by, based upon input from executive management, and subject to the approval of, the Board of Directors.

Equity Award

You will receive an equity award equivalent to $500,000 of market value, based upon the closing price of Genesis Energy, L.P. common units on the date of your first employment. This award, to be fully vested on the date of your first employment, will be a combination of common units and proportional ownership of waiver units, Class A through Class D.

Severance Protection

Within 24 months following a Change of Control (as defined below), in the event your employment is terminated by you for Good Reason (as defined below), or for any other reason, except for Good Cause (as defined below), disability or death, or your voluntary resignation without Good Reason, you shall receive a severance benefit as follows:

(a)
A severance payment equal to the greater of (i) two (2) times your base annual salary in effect on your termination date, reduced by one-twelfth (1/12th) of your base annual salary for each month you are employed following the Change of Control but prior to your termination date; or (ii) one (1) times your base annual salary;

(b)
A bonus payment equal to the greater of (i) 200% of your base annual salary in effect on your termination date, reduced by one-twelfth (1/12th) of your base annual salary for each month you are employed following the Change of Control but prior to your termination date; or (ii) 100% of your base annual salary in effect on your termination date; and,

(c)	Continued coverage, at the Company’s expense, for you and any of your family members covered under the Company’s health and medical benefit plans on your termination date, for a period

Exhibit 10.17

beginning on your termination date and ending on the earlier of (i) the date you become eligible for substantially similar coverage under the health and medical plans of another employer or (ii) eighteen (18) months after your termination date.

“Change of Control” shall be deemed to have occurred upon the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer (in one or a series of related transactions) of all or substantially all of the assets of the Partnership (taken as a whole, together with those of its subsidiaries) or the Company (taken as a whole, together with those of its subsidiaries) to any Person, other than the Partnership, the Company or any of their Affiliates, (ii) any merger, reorganization, consolidation or other transaction pursuant to which more than 50% of the Partnership’s Common Units–Class A ceases to be beneficially owned by the Persons who own such interests, respectively, as of the date of this offer letter, or (iii) any merger, reorganization, consolidation or other transaction pursuant to which more than 50% of the Partnership’s Common Units–Class B ceases to be beneficially owned by the Persons who own such interests, respectively, as of the date of this offer letter.

“Good Reason” is defined as any of the following: (1) the diminution, in your reasonable opinion, of your duties, responsibilities, title, reporting relationships, compensation or benefits; or (2) the relocation of the Company’s or Partnership’s principal offices or the requirement that you be based anywhere other than the Houston, Texas metropolitan area, without your consent.

“Good Cause” is defined as any of the following: willful theft, embezzlement, forgery; conviction of similar criminal activity; willful violation of material Company policies; or substantial non-performance of duties.

This severance benefit will be made upon execution of the Company’s standard release and waiver form.

Benefits Program

Effective with the first day of your employment, you and your family will be eligible to participate in the Company’s health and welfare benefits, including medical, dental, life insurance, and disability programs. Enclosed for your review is a summary of the benefits. In addition, you will be eligible to participate in the Company’s Profit Sharing and Retirement Savings Plan after 30 days of employment, including the Company’s then effective matching program of such employee contributions.

Contingencies

All employment offers are issued contingent upon the successful results of a background check and drug/alcohol screen. Please complete and return the enclosed employment application, which authorizes the Company to initiate your background check. Upon your acceptance, the Company will contact you to schedule the drug/alcohol screen at a time and location convenient for you.

Paul, I am excited about your joining the Genesis team and believe that this opportunity will allow you to make a significant contribution to our success. Please acknowledge your acceptance of this offer by signing and dating this letter and returning the original letter to me.

Best regards,

/s/ Grant Sims

Grant Sims
Chief Executive Officer

Accepted: /s/ Paul A. Davis                 Date: 3/6/12
Paul A. Davis